Exhibit 10.15(e)
FIFTH AMENDMENT TO LEASE
          This FIFTH AMENDMENT TO LEASE (“Fifth Amendment”) is dated for reference purposes June 03, 2010 and is entered into by and between ProLogis California I LLC, a Delaware limited liability company (“Landlord”), and Skechers USA, Inc., a Delaware corporation (“Tenant”).
RECITALS
          WHEREAS Landlord and Tenant are parties to that certain Lease dated as of November 21, 1997, as amended by that certain First Amendment to Lease dated April 26, 2002 and that Second Amendment to Lease dated December 10, 2007 and that Third Amendment to Lease dated January 29, 2009 and that Fourth Amendment to Lease dated September 23, 2009 (collectively, as amended, the “Lease”) whereby Landlord leased to Tenant that certain Premises containing approximately 127,799 rentable square feet of that certain building commonly known as Ontario Distribution Center #4 located at 1661 S. Vintage Avenue, Ontario, California 91761 (the “Premises”), all as more particularly described in the Lease. All capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the original Lease, and or subsequent amendments, as applicable.
          WHEREAS Tenant and Landlord desire to amend the Lease, including but not limited to the extension of the Lease Term, pursuant to this Fifth Amendment.
          NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the Lease as follows:
     1. The Term of the Lease is being extended for eight (8) months (“Fifth Extension Term”) which shall commence on January 1, 2011 and shall terminate August 31, 2011. All of the terms and conditions of the Lease shall remain in full force and effect during the Fifth Extension Term except that the Monthly Base Rent shall be as follows:

Period	Monthly Base Rent
January 1, 2011 — August 31, 2011	$40,895.68
     2. The Two Renewal Options at a Fixed Rate outlined in Addendum 1 of the Fourth Amendment to Lease shall be considered null and void and shall have no further force or effect.
     3. Tenant shall accept the Premises and all systems serving the Premises in an “AS-IS” condition and Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Fifth Extension Term.
     4. Except as modified herein, the Lease, and all of the terms and conditions thereof, shall remain in full force and effect.
     5. Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under the Lease or this Fifth Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
          IN WITNESS WHEREOF, the parties hereto have signed this Fifth Amendment to Lease as of the day and year first above written.

TENANT:		LANDLORD:

Skechers USA, Inc., a Delaware corporation		ProLogis California I LLC, a Delaware limited liability company

		By:	ProLogis Management Incorporated a Delaware corporation its Agent

By:	/s/ Paul K. Galliher	By:	/s/ W. Scott Lamson

Name:	Paul K. Galliher	Name:	W. Scott Lamson
Title:	Senior Vice President	Title:	Senior Vice President